Abraham Trading LP

DBA Abraham Trading Company

Code of Ethics

July 2021

Table of Contents

Statement of General Policy	3
Definitions	4
Standards of Business Conduct	5
Prohibition Against Insider Trading	6
Anti-Corruption Practices	7
Personal Securities Transactions	8
Records	10
Annual Reporting to the Chief Compliance Officer of the Fund	11
Certifications	11

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Abraham Trading LP (“ATC” or the “Firm”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”). The provisions of Rule 17j-1 apply because ATC serves as investment adviser to the Abraham Fortress Fund (the “Fund” or the “Client”).

This Code establishes rules of conduct for all employees of ATC and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that ATC and its employees owe a fiduciary duty to ATC’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm, and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

With regard to ATC’s service as investment adviser to the Fund, Rule 17j-1 imposes additional duties. This Code of Ethics must be approved by the Fund’s Board of Directors initially and upon amendment within 6 months after the adoption of any material change.

Under Rule 17j-1, it is unlawful for certain persons, including any officer, director or trustee of ATC, in connection with the purchase or sale by such person of a “security held or to be acquired” by the Fund:

1.	To employ any device, scheme or artifice to defraud the Fund;
2.	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or
4.	To engage in any manipulative practice with respect to the Fund.

Under Rule 17j-1, a security held or to be acquired by the Fund means any Covered Security (defined below) which, within the most recent 15 days, is or has been held by the Fund or is being or has been considered by the Fund or ATC for purchase by the Fund and any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security.

The Code is designed to ensure that the high ethical standards long maintained by ATC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both ATC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that ~~the~~ ATC has an affirmative duty of utmost good faith to act solely in the best interest of its Client.

ATC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

□	The duty to have a reasonable, independent basis for the investment service provided;

□	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
□	The duty to ensure that investment service is suitable to meeting the client’s individual objectives, needs and circumstances; and
□	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, ATC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with ATC. Compliance with the provisions of the Code shall be considered a basic condition of employment with ATC. ATC's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.

Employees are urged to seek the advice of the Chief Compliance Officer (“CCO”), or his designees, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, disgorgement of profits or dismissal of the person involved.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of ATC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO, or his designees. The CCO, or his designees, may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our Client will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Definitions

For the purposes of this Code, the following definitions shall apply:

□	“Access Person” means any of ATC’s Supervised Persons who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or any Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

□	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), including accounts in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, and controls or exercises investment discretion.

□	"Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. This includes a dividend reinvestment plan.

□	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

□	"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

□	"Front Running" means engaging in a personal securities transaction in advance of a transaction in the same security for a client’s account in order to take advantage of changes in the market price of a security that will be caused by that client’s trade.

□	“Fund” means an investment company registered under the Investment Company Act.

□	"Initial Public Offering" (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

□	"Limited Offering" means an offering of securities that is exempt from registration under the Securities Act of 1933, such as private funds and limited partnerships.

□	"Reportable Fund" means any registered investment company (i.e., mutual fund) for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined by the Investment Company Act, or any mutual fund whose investment adviser controls or is under common control with the adviser.

□	“Reportable Security”/”Covered Security” means any security as defined in Section 202(a)(18) of the Advisers Act/Section 2(a)(36) of the Investment Company Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end registered mutual funds, unless ATC acts as the investment adviser or principal underwriter for the fund or the investment adviser or principal underwriter for the fund controls ATC, is controlled by ATC, or is under common control with ATC; and (v) shares issued by unit investment trusts if the unit investment trust is invested exclusively in mutual funds, unless ATC acts as the investment adviser or principal underwriter for the unit investment trust or the investment adviser or principal underwriter for the unit investment trust controls ATC, is controlled by ATC, or is under common control with ATC.

Note: ETFs and closed-end funds ARE Reportable Securities.

Note: Reportable Funds ARE Reportable Securities.

Note: Currently, Cryptocurrency purchased as currency or a cash equivalent is not a security and therefore not a Reportable Security. However, derivatives based on Cryptocurrency and certain Initial Coin Offerings should be considered Reportable Securities.

□	“Security” should be construed in the broadest manner. The term, includes, without limitation, all stocks, futures, bonds, notes, debentures and participation interests, expressly including commodities, any other products that trade on a commodity exchange, all swaps any other derivative contracts related to any of the foregoing or relating to foreign currency and any other instrument commonly known as a security.

□	“Supervised Person” means any directors, officers and partners of the Firm (or other persons occupying a similar status or performing similar functions); employees of the Firm; and any other person who provides investment advice on behalf of the Firm and is subject to the Firm’s supervision and control.

□	"Tipping" means communication of material nonpublic information to others.

Standards of Business Conduct

ATC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act, Investment Company Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all ATC's Access Persons as defined herein. These procedures cover transactions in a Reportable Security in which an Access Person has a beneficial interest in or accounts over which the Access Person exercises control as well as transactions by members of the Access Person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for ATC or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act, the Investment Company Act and rules thereunder.

Prohibition against Insider Trading

Introduction

Trading instruments while in possession of material, nonpublic information, or improperly communicating that information to others may expose Access Persons and ATC to stringent penalties. The rules contained in this Code apply to securities trading and information handling by Access Persons of ATC and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO, or his designees, immediately if you have any reason to believe you or anyone in the Firm possesses material nonpublic information, or that a violation of this Code has occurred or is about to occur.

General Policy

ATC and all principals, directors, officers and employees (including contract employees and part- time personnel) are prohibited from engaging in Front Running or Insider Trading. This prohibition applies to both personal and the Fund accounts. For purposes of this policy, “Front Running” means the taking of a position in a personal account based on knowledge of an impending transaction by the Company or in the same or related instrument. No Access Person may trade, either personally or for Clients while in the possession of material, nonpublic information, nor may any personnel of ATC communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO, or his designees.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to ATC's client securities holdings and transactions.

2.	What is Public Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or a Client, you must determine whether you have access to material, nonpublic information. The following questions should be considered:

□	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclose?

□	Is the information nonpublic? How was the information obtained? To whom has this information been provided? Has the information been disseminated broadly to investors in the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation? Is it on file with the Securities and Exchange Commission?

If, after consideration of the above, you think that you might have access to material, nonpublic information, you should take the following steps:

□	Report the information and proposed trade immediately to the CCO, or his designees.

□	Do not purchase or sell the securities on behalf of yourself or Clients.

□	Do not communicate the information inside or outside the Firm, other than to the CCO or President.

□	After the CCO, or his designees, has reviewed the issue, the CCO will instruct the person as to whether to continue the prohibitions against trading and communication.

You should consult with the CCO, or his designees, before taking any action. This high degree of caution will protect you, our Client, and the Firm.

4.	Restricted Lists

Although ATC does not typically receive confidential information from public companies, it may. If it receives such information ATC will take appropriate action to place certain securities on the Restricted List, defined below. No Access Person shall purchase or sell for any Account, directly or indirectly, any security that is on the Restricted List due to the possession of MNPI concerning issuers.

Anti-Corruption Practices

General Policy

Every employee has a responsibility for knowing and following the Firm’s policies and procedures.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while the CCO has supervisory responsibility and authority, the CCO cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to promptly report their concerns about potentially illegal conduct as well as violations of our company’s policies to the CCO.

The Firm’s anti-corruption practices include the following:

□	Employees are prohibited from making any facilitation payments.

□	Our policies ensure that no employee will suffer any adverse consequences for refusing to pay bribes—even if that may result in the loss of business.

□	Employees should contact the CCO directly with any questions concerning the Firm's practices.

□	Employees are required to promptly report to the CCO or other officer of the firm any incident or perceived incident of bribery; consistent with our Firm's Whistleblower reporting procedures; such reports will be investigated and handled promptly anddiscretely.

Violations of the Firm's anti-corruption policies may result in disciplinary actions up to and including termination of employment.

Personal Securities Transactions

General Policy

ATC has adopted the following principles governing personal investment activities by ATC's Access Persons:

□	The interests of client accounts will at all times be placed first;
□	Clients are best served when the Firm's principals and employees are invested side-by-side with the clients;
□	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
□	Access Persons must not take inappropriate advantage of their positions.

Access Person Pre-Clearance

Access Persons are prohibited from purchasing or selling the following positions unless pre-clearance for each such transaction is granted by the CCO or his designee:

1.	Stock Index Futures
2.	Gold Futures
3.	Securities within the S&P 500, Dow Jones Industrial Average and MSCI EAFE Indices
4.	SPDR Gold Trust
5.	Initial Public Offerings
6.	Limited Offerings

□	Note: additional pre-clearance requirements may be communicated to employees on an ongoing basis.

Any employee wishing to transact in a holding that requires pre-approval must submit a pre-clearance request via email to the CCO. Each request will be reviewed by the CCO. If approved, the approval is good for the day it is given and the following business day. If approval is provided after market close on a given day, then the approval is good for the two (2) trading days following approval. If your trade is not completed within that time, you must submit a new request. Pre-clearance in no way waives or absolves any Access Person of the obligation to abide by the provisions, principles and objectives of this Code.

Note: Access Persons are required to obtain pre-approval before acquiring ownership in a limited offering, but are not required to obtain pre-approval prior to limited offering redemptions, distributions, dividends, clawbacks, and certain other transactions at the discretion of the CCO.

Transactions not required to be pre-cleared or reported

You do not need to pre-clear or report transactions in Managed Accounts.

Limit Orders

Should an Access Person place a limit order for a personal trade, that limit order must have a duration of end-of-day and NOT good-til-cancelled, so that limit orders are not carried overnight.

Reporting Requirements

All Code of Ethics reporting is submitted via a web-based compliance portal.

1.	Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report containing the following information:

□	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable Security in which the Access Person had any direct or indirect beneficial interest ownership when the person became an Access Person;

□	The name of any broker, dealer or bank, account name, number and location with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

□	The date the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.

2.	Annual Holdings Report

Every Access Person shall, by January 31, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.	Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

□	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

□	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

□	The price of the Reportable Security at which the transaction was effected;

□	The name of the broker, dealer or bank with or through whom the transaction was effected; and

□	The date the report is submitted.

If possible, the Access Person should arrange for the CCO or his designee to receive duplicate copies of brokerage statements for all covered accounts. Such duplicates must be received no later than 30 days after the end of each calendar quarter and must reflect all transactions in Reportable Securities during the quarter.

4.	Exempt Transactions

An Access Person need not submit a report with respect to:

□	Transactions effected for, and Reportable Securities held in, Managed Accounts. However, the Access Person must complete a Managed Account Disclosure Form initially upon employment and annually thereafter.

□	Transactions effected pursuant to an automatic investment plan (e.g., a dividend retirement plan).

5.	Opening / Closing of Accounts

All Access Persons are required to notify the CCO prior to or at the time of establishing a new custodial account or the closing of an existing custodial account, providing the following details:

□	Account name

□	Name of broker, dealer or bank

□	Date established (or) date closed

□	Date reported to Compliance

6.	Education

As appropriate, the Firm will provide Access Persons with periodic training regarding the Firm's Code of Ethics and related issues to remind employees of their obligations, and/or in response to amendments and regulatory changes.

7.	Monitoring and Review of Personal Securities Transactions

The CCO, or his designee, shall identify all Access Persons who are required to file reports pursuant to the Code and will inform such Access Persons of their reporting obligations. The CCO, or his designee, will review all reports required under the Code for compliance with ATC's policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO, or his designees, may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by ATC. The CCO or other designee shall perform a detailed post-trade review of all transactions by all Access Persons in order to ascertain any pattern of conduct which conflicts or has the potential to conflict with the principles and objectives of this Code, including a pattern of front-running.

Any transactions for any accounts of the CCO will be reviewed by another member of the compliance team.

It should be emphasized that all required filings and reports under the Firm’s Code of Ethics shall be monitored by the CCO or such other individual(s) designated by the CCO. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, or dismissal of the person involved.

These are guidelines only, allowing the Firm to apply any appropriate sanctions depending upon the circumstances, up to and including dismissal.

Records

The CCO, or designee, shall maintain and cause to be maintained in a readily accessible place the following records:

□	a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1, which is or has been in effect during the past five years;

□	a record of any violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

□	a record of all written acknowledgements of receipt of the Code amendments thereto for each person who is currently, or within the past five years was, an Access Person which shall be retained for five years after the individual ceases to be an Access Person of the Firm;

□	a copy of each report made pursuant to Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1, including any brokerage confirmations and account statements made in lieu of these reports for a period of at least five years after the end of the fiscal year in which the report is made or the brokerage confirmations and account statements are provided;

□	a list of all persons who are, or within the preceding five years have been, Access Persons, or who are or were responsible for reviewing the reports required by this Code; and

□	a record of any decision and reasons supporting such decision to approve an Access Persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Annual Reporting to the CCO of the Fund

The Firm shall prepare an annual written report relating to this Code to the Fund’s CCO. Such annual report shall:

1.	summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

2.	describe any issues arising under this Code or procedures since the last report to the Funds’ CCO including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations;

3.	identify any recommended changes in the existing restrictions or procedures based upon the experience of the Firm under this Code, evolving industry practices or developments in applicable laws or regulations; and

4.	certify that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Certifications

All certifications are submitted via a web-based compliance portal.

Initial Certification

All Access Persons will be provided with a copy of the Code and must complete an acknowledgement that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) participated in initial training of the Code; (iv) agreed to abide by the Code; and (v) reported all accounts as required by the Code.

Acknowledgement of Amendments

All Access Persons shall receive any amendments to the Code and must complete an acknowledgement that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All Access Persons must annually complete an acknowledgement that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Access Persons should contact the CCO, or his designees, regarding any inquiries pertaining to the Code or the policies established herein.